EXHIBIT 99.2

                              KEYSTONE, INC.
                             201 MAIN STREET
                         FORT WORTH, TEXAS 76102
                      817/390/8500-FAX 817/338-2064


                              May 23, 1995


VIA FACSIMILE
FOLLOWUP VIA FEDERAL EXPRESS


Mr. Bruce W. Wilkinson
Chairman and Chief Executive Officer
CRSS Inc.
Suite 800
1177 West Loop South
Houston, Texas  77027

Mr. Gene G. Lewis
Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
3400 Texas Commerce Tower
Houston, Texas  77002

Gentlemen:

     We note the announcement on May 17, 1995, by CRSS Inc. ("CRSS") that it had entered into a Merger Agreement with American Tractebel Corporation ("ATC") and a subsidiary of ATC.

     Keystone, Inc. hereby requests that it be provided with a copy of any and all written documents and data provided by CRSS and/or its investment bankers to ATC and other parties to whom CRSS and/or its investment bankers provided information in connection with a proposed acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with CRSS or any of its subsidiaries (collectively, an "Extraordinary Transaction"). In addition, Keystone, Inc. hereby requests that it be provided with copies of any and all opinions or advice of investment bankers or financial advisors to CRSS as to the fairness of the ATC bid or any other proposed Extraordinary Transaction(s).

     The purpose of the foregoing requests is to allow Keystone, Inc. to evaluate the fairness of the ATC bid and, possibly, to evaluate any preliminary interest that Keystone, Inc. might have in proposing an Extraordinary Transaction. Keystone, Inc. has not, to date, formulated any intent to propose an Extraordinary Transaction.

     As we first communicated this request on May 19 and because the ATC tender offer is to commence no later than tomorrow, we request an immediate response to this letter.

                              Yours very truly,

                              KEYSTONE, INC.


                              By: /s/ J. Taylor Crandall
                                 J. Taylor Crandall, Vice President-Finance